CERTIFICATE OF AMENDMENT

STOCK CORPORATION

Office of the Secretary of the State

30 Trinity Street / P.O. Box 150470 / Hartford, CT 06115-0470 /Rev. 07/01/2003

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1. NAME OF CORPORATION

American Skandia Life Assurance Corporation
2. THE CERTIFICATE OF INCORPORATION IS (check A, B or C)

☒ A. AMENDED

☐ B. RESTATED

☐ C. AMENDED AND RESTATED

The restated certificate consolidates all amendments into a single document.
3. TEXT OF EACH AMENDMENT / RESTATEMENT

The name of the corporation has been changed from American Skandia Life Assurance Corporation to Prudential Annuities Life Assurance Corporation effective as of January 1, 2008.

(Please reference an 8 1/2 X11 attachment if additional space is needed)

EXHIBITS INCLUDED HEREWITH - CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION; AMENDED AND RESTATED BY-LAWS

4. VOTE INFORMATION (check A, B or C)

☐ A.	The amendment was approved by shareholders in the manner required by sections 33-600 to 33-998 of the Connecticut General Statutes, and by the Certificate of Incorporation.

☐ B.	The amendment was approved by the incorporators. No shareholder approval was required.

☒ C.	The amendment was approved by the board of directors. No shareholder approval was required.

5. EXECUTION

Dated this 25 day of May , 2007.
Kathleen M. Gibson	Assistant Secretary

Print or type name of signatory	Capacity of signatory	Signature